UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 27, 2014

ST. JUDE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota	1-12441	41-1276891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One St. Jude Medical Drive, St. Paul, MN		55117
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (651) 756-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a press release issued on January 28, 2014, the Company appointed Michael T. Rousseau as Chief Operating Officer, effective January 27, 2014.  Mr. Rousseau will oversee St. Jude Medical global sales, including the Company’s International Division and the Americas, as well as the Company’s marketing, technology development, supply chain and quality functions.

Mr. Rousseau, age 58, has been in a leadership role with the Company for 15 years.  Mr. Rousseau joined St. Jude Medical in 1999 as Senior Vice President, Cardiac Rhythm Management Global Marketing. In August 1999, Cardiac Rhythm Management Marketing and Sales were combined under his leadership. In January 2001, he was named President, U.S. Cardiac Rhythm Management Sales, and in July 2001, he was named President, U.S. Division, a position Mr. Rousseau held until January 2008, when he was promoted to Group President, initially responsible for the Company’s four product divisions. In November 2009, Mr. Rousseau’s Group President responsibilities were realigned, with the Company’s Cardiac Rhythm Management Division and U.S. Division reporting directly to him. Mr. Rousseau served as President, U.S. Division from November 2009 to October 2011. Mr. Rousseau continued to serve as Group President over the Cardiac Rhythm Management and Neuromodulation product divisions as well as the U.S. Division until August 2012 when his Group President responsibilities were expanded and broadened to include the Cardiovascular and Ablation Technologies Division (the former Cardiovascular and Atrial Fibrillation divisions), the Implantable Electronic Systems Division (the former Cardiac Rhythm Management and Neuromodulation divisions) and the U.S. Division.

Mr. Rousseau will receive an annual base salary of $775,000, subject to annual review. Mr. Rousseau will participate in the Company’s Management Incentive Compensation Plan with a target annual incentive award opportunity of 100% of his base salary. Mr. Rousseau is eligible to receive stock incentive awards under the Company’s 2007 Stock Incentive Plan and other benefits as are made available to the Company’s employees generally.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JUDE MEDICAL, INC.

Date: January 28, 2014	By:	/s/ Jason Zellers
Jason Zellers Vice President, General Counsel and Corporate Secretary